As filed with the Securities and Exchange Commission on July 2, 2001


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                  Merrill Lynch Global Technology Fund, Inc.
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
MERRILL LYNCH INVESTMENT MANAGERS


June 29, 2001

Re:  Merrill Lynch Internet Strategies Fund, Inc.

Dear Shareholder:

As a shareholder of the Merrill Lynch Internet Strategies Fund, you are being asked to vote on the proposed reorganization of the fund. Your vote is very important, so Merrill Lynch Investment Managers would like to take this opportunity to explain the proposed changes and how you may be impacted.

What is the proposed reorganization?

The Board of Directors of the Merrill Lynch Internet Strategies Fund is proposing that the fund merge into the Merrill Lynch Global Technology Fund. If approved, the Merrill Lynch Global Technology Fund will acquire the assets and liabilities of the Merrill Lynch Internet Strategies Fund, and you will become a shareholder of the Merrill Lynch Global Technology Fund. You will receive shares of common stock of Merrill Lynch Global Technology Fund that are the same class and have the same aggregate net asset value ("value") as the shares you currently hold.

Why is the Board of Directors proposing this reorganization?

The technology sector, and the Internet sector in particular, have gone through many changes within the last year. As technology companies expand to include the Internet as part of their overall business, the universe of "pure" Internet companies has declined significantly. As a result, significant overlap exists among the portfolio securities of each fund. By reorganizing the Merrill Lynch Internet Strategies Fund into the Merrill Lynch Global Technology Fund, shareholders will benefit by being invested in a fund with a broader portfolio of assets as well as by having lower expenses due to the combined larger asset base.

How will this impact the value of your investment?

The value of your investment will not be changed as a result of the merger. Upon reorganization, shareholders of the Merrill Lynch Internet Strategies Fund will receive the same class of shares of the Global Technology Fund (i.e., Class A, Class B, Class C, or Class D) as they held in the Internet Strategies Fund. The same distribution fees, account maintenance fees and sales charges (including contingent deferred sales charges, "CDSCs"), if any, will apply to the new shares of the Global Technology Fund as had applied to shares of Internet Strategies Fund immediately prior to the reorganization. The value of the corresponding shares of the Global Technology Fund to be issued to the stockholders of the Internet Strategies Fund will equal the value of the outstanding shares of Internet Strategies Fund upon reorganization.

Why is your vote important?

Your vote is important in order to reduce the need for additional costly solicitation efforts or meeting adjournments. Please take the time to vote your shares prior to the August 31st shareholder meeting!

How do you vote?

There are several options available to vote your shares:

By Phone: Call Georgeson Shareholder Communications toll free at
1-888-742-6722. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. (ET).

By Internet: Access the website at www.proxyvote.com and enter the 12-digit control number printed on your proxy card. If you wish to vote via the Internet, you must do so no later than 4:00 p.m. (ET) on August 30, 2001.

By Mail: Return your executed proxy in the enclosed postage paid envelope.

For more information please call 1-888-742-6722 or contact your Merrill Lynch Financial Advisor.

                                      Merrill Lynch Investment Managers